THE WRIGHT BLUE CHIP MASTER PORTFOLIO TRUST

                  AMENDED AND RESTATED ADMINISTRATION AGREEMENT


     AGREEMENT made this 1st day of February, 1998 between The Wright Blue Chip Master Portfolio Trust, a New York trust (the "Trust"), on behalf of each of its series listed on Schedule A (the "Series"), and Eaton Vance Management, a Massachusetts business trust (the "Administrator").

     IN CONSIDERATION of the mutual promises and undertakings herein contained, the parties hereto agree with respect to each Series:

     1. DUTIES OF THE ADMINISTRATOR. The Trust hereby employs the Administrator to act as administrator of the Series and to administer their affairs, subject to the supervision of the Trustees of the Trust, for the period and on the terms set forth in this Agreement.

     The Administrator hereby accepts such employment, and undertakes to afford to the Trust the advice and assistance of the Administrator's organization in the administration of the Series and to furnish for the use of the Series office space and all necessary office facilities, equipment and personnel for administering the affairs of the Series and to pay the salaries and fees of all officers and Trustees of the Trust who are members of the Administrator's organization and all personnel of the Administrator performing services relating to administrative activities. The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

     Notwithstanding the foregoing, the Administrator shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the management of the Series' assets or the rendering of investment advice and supervision with respect thereto, nor shall the Administrator be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent or custodian of the Trust or the Series. As of the date hereof, Eaton Vance Management acts as Administrator to each mutual fund which is a holder of interest in a Series of the Trust under an administration agreement between the Massachusetts business trust of which such mutual fund is a series, and Eaton Vance Management.

     2. ALLOCATION OF CHARGES AND EXPENSES. The Administrator shall pay the entire salaries and fees of all of the Trust's Trustees and officers who devote part or all of their time to the affairs of the Administrator, and the salaries and fees of such persons shall not be deemed to be expenses incurred by the Trust for purposes of this Section 2. Except as provided in the foregoing sentence, the Administrator shall not pay any expenses relating to the Trust or the Series including, without implied limitation, (i) expenses of maintaining the Series and continuing its existence, (ii) registration of the Trust under the Investment Company Act of 1940, (iii) commissions, fees and other expenses connected with the acquisition, disposition and valuation of securities and other investments, (iv) auditing, accounting and legal expenses, (v) taxes and interest, (vi) governmental fees, (vii) expenses of issue, decrease and redemption of interests, (viii) expenses of registering the Trust and the Series under federal securities laws, (ix) expenses of reports and notices to holders of interest and of meetings of holders and proxy solicitations therefor, (x) expenses of reports to governmental officers and commissions, (xi) insurance expenses, (xii) association membership dues (xiii) fees, expenses and disbursements of custodians and subcustodians for all services to the Series (including without limitation safekeeping of funds, securities and other investments, keeping of books and accounts and determination of net asset values), (xiv) fees, expenses and disbursements of transfer agents for all services to the Series, (xv) compensation and expenses of Trustees of the Trust who are not members of the Administrator's organization, and (xvi) such non-recurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of the Trust to indemnify its Trustees and officers with respect thereto.

     3. COMPENSATION OF ADMINISTRATOR. For the services, payments and facilities to be furnished hereunder by the Administrator, the Trust shall pay to the Administrator on the last day of each month a fee equal (annually) to a percentage of the average daily net assets of each Series of the Trust throughout the month, computed in accordance with the Declaration of Trust of the Trust and any applicable votes of the Trustees of the Trust, as shown in Schedule B to this Agreement.

     4. OTHER INTERESTS. It is understood that Trustees and officers of the Trust are or may be or become interested in the Administrator as officers, employees or otherwise and that officers and employees of the Administrator are or may be or become similarly interested in the Trust, and that the Administrator may be or become interested in the Trust as interestholder or otherwise. It is also understood that officers and employees of the Administrator may be or become interested (as directors, trustees, officers, employees or otherwise) in other companies or entities (including, without limitation, other investment companies) which the Administrator may organize, sponsor or acquire, or with which it may merge or consolidate, and that the Administrator or its subsidiaries or affiliates may enter into advisory or management or administration agreements or other contracts or relationships with such other companies or entities.

     5. LIMITATION OF LIABILITY OF THE ADMINISTRATOR. The services of the Administrator to the Trust and the Series are not to be deemed to be exclusive, the Administrator being free to render services to others and engage in other business activities. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Administrator, the Administrator shall not be subject to liability to the Trust or the Series or to any holder of interest in any Series for any act or omission in the course of, or connected with, rendering services hereunder or for any losses which may be sustained in the acquisition, holding or disposition of any security or other investment.

     6. DURATION AND TERMINATION OF THIS AGREEMENT. This Agreement shall become effective upon the date of its execution, and, unless terminated as herein provided, shall remain in full force and effect through and including February 28, 1999 and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance after February 28, 1999 is specifically approved at least annually (i) by the Board of Trustees of the Trust and (ii) by the vote of a majority of those Trustees of the Trust who are not interested persons of the investment adviser, the Administrator or the Trust.

     Either party hereto may, at any time on sixty (60) days' prior written notice to the other, terminate this Agreement as to any Series without the payment of any penalty, by action of Trustees of the Trust or the trustee of the Administrator, as the case may be, and the Trust may, at any time upon such written notice to the Administrator, terminate this Agreement by vote of a majority of the outstanding voting securities of the Series. This Agreement shall terminate automatically in the event of its assignment.

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

     7. AMENDMENTS OF THE AGREEMENT. This Agreement may be amended by a writing signed by both parties hereto, provided that no amendment to this Agreement shall be effective until approved (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of the investment adviser, the Administrator or the Trust, and (ii) by vote of the Board of Trustees of the Trust. Additional series of the Trust, however, will become a Series hereunder upon approval by the Trustees of the Trust and amendment of Schedule A.

     8. LIMITATION OF LIABILITY. A Series shall not be responsible for the obligations of any other series of the Trust. The Administrator hereby agrees that it shall have recourse to the Trust or the respective Series for payment of claims or obligations between the Trust or the respective Series and the Administrator arising out of this Agreement and shall not seek satisfaction from the holders or any holder of any Series or from the officers or Trustees of the Trust.

     9. CERTAIN DEFINITIONS. The terms "assignment" and "interested persons" when used herein shall have the respective meanings specified in the Investment Company Act of 1940 as now in effect or as hereafter amended subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.



THE WRIGHT BLUE CHIP MASTER              EATON VANCE MANAGEMENT
   PORTFOLIO TRUST



By: /s/ Peter M. Donovan                 By: /s/ Benjamin A. Rowland, Jr.
   -----------------------                  ------------------------------
Title:  President                        Title:  Vice President
                                                 and not individually



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


                   THE WRIGHT BLUE CHIP MASTER PORTFOLIO TRUST


                                   SCHEDULE A


                                February 1, 1998


Selected Blue Chip Equities Portfolio
Junior Blue Chip Equities Portfolio
International Blue Chip Equities Portfolio
U.S. Treasury Portfolio
U.S. Treasury Near Term Portfolio
Current Income Portfolio


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


                   THE WRIGHT BLUE CHIP MASTER PORTFOLIO TRUST


                                   SCHEDULE B


                                February 1, 1998



                                                        FEE STRUCTURE
                                                        -------------

                                                   Under              Over
                                               $100 Million       $100 Million
                                               ------------       ------------

Selected Blue Chip Equities Portfolio               0.20%              0.05%
Junior Blue Chip Equities Portfolio                 0.20%              0.05%
International Blue Chip Equities Portfolio          0.20%              0.05%
U.S. Treasury Portfolio                             0.10%              0.04%
U.S. Treasury Near Term Portfolio                   0.10%              0.04%
Current Income Portfolio                            0.10%              0.04%






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